Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Shineco, Inc. (“the Company”) of our report dated September 28, 2020 included in its Annual Report on Form 10-K (No. 001-37776) dated September 28, 2020 relating to the financial statements of the Company as of June 30, 2020 and 2019, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for the two year period ended June 30, 2020 and 2019.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

November 18, 2020